Exhibit 6.30

COMMERCIAL CENTER LEASE AGREEMENT

Article 1—FUNDAMENTAL LEASE TERMS

TERM COMMENCEMENT DATE	Suites 100 and 102 – April 1, 2023

PREMISES	Suite #100 & 102 in the building at 1624 Headway Circle containing approximately 9,395 square feet.

ADDRESS OF PREMISES	1624 Headway Circle, Austin, TX 78754

FLOOR AREA OF PREMISES	9,395 square feet

FLOOR AREA OF BUILDING	12,527 square feet

LANDLORD	Headway Property, LLC

LANDLORD’S ADDRESS	500 E. 4th Street, #303

Austin, TX 78701

Attn: Stephanie Cusack

TENANT	Energy Exploration Technologies Inc.

TENANT’S TRADE NAME	EnergyX

TENANT’S ADDRESS FOR NOTICES	1624 Headway Circle, Suite 100

Austin TX 78754

With an email copy to kellee@energyx.com

LEASE TERM	36 months from the Rent Commencement Date

TERM EXPIRATION DATE	January 31, 2026

PERMITTED USE	Office, lab, research and development

RENTAL COMMENCEMENT DATE	February 1, 2023

MINIMUM ANNUAL RENT

Lease Period	Base Rent Per SF	Base Rent Per Month
2/1/23 - 1/31/24	$26.00	$20,355.83 +NNN
2/1/24 - 1/31/25	$26.78	$20,966.51 +NNN
2/1/25 - 1/31/26	$27.58	$21,595.50 +NNN

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ADDITIONAL RENT	Tenant shall be responsible for its proportional share of the operating expenses of the Premises including but not limited to common area maintenance, common utilities, insurance, property taxes, electric janitorial, HVAC service and repair (“Additional Rent”) subject to customary amortization of capital and similar expenses. Additional Rent charges are estimated at $12.50 per square foot for 2022.

SECURITY DEPOSIT	Existing deposit of $19,545.50 on file

PAYMENT OF RENT	Rent and Additional Rent shall be due and payable monthly on the 1st day of each month. Tenant shall enroll in Landlord’s autopay program for the automatic payment by ACH transfer of all Rent and Additional Rent. One month’s Rent and Additional Rent shall be payable upon execution of the Lease Agreement and shall be applied to the first month’s Rent and Additional Rent payment.

REPORTING REQUIREMENTS	Tenant will provide Landlord with financial information as requested, but no more frequently than annually

SIGNAGE	Tenant will be allowed to place its name on the monument sign, and at the entrance to their suite. All signage will be subject to Landlords prior written approval not to be unreasonably withheld, conditioned or delayed.

PARKING	4.09/1,000 SF on an unreserved basis

LANDLORD’S BROKER	Michael Searls of Urbanspace Commercial

TENANT’S BROKER	NA

AS IS	Landlord shall deliver the space vacant and “as is” Landlord shall make available to Tenant all lab benches, cabinets, chemical/fume hoods, sinks and any other equipment, signage or other items located in the space that is the property of Landlord upon Lease Commencement.

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RENEWAL OPTION	None.

SPECIAL PROVISIONS	Should Tenant wish to vacate the Premises prior to the Lease Expiration, Landlord agrees to cooperate with any releasing or subleasing efforts of Tenant. Landlord shall have no obligation to terminate the Lease Agreement or any of Tenant’s obligations thereunder and any sublease of the Premises or replacement tenant shall be at Landlord’s sole discretion and subject to Section 11.2 of the Lease Agreement. Furthermore, should Tenant choose to vacate the Premises prior to the Lease Expiration, Tenant shall not be relieved of any of its obligations under the Lease Agreement unless agreed to in writing by both Tenant and Landlord, subject to Landlord’s sole discretion.

Landlord shall perform the following work:

•	Relocate one office door per Exhibit I

•	Use commercially reasonable efforts to rebalance the HVAC units in the Premises to more evenly distribute the temperature

•	Repair and/or replace the exterior double doors on the north side of the building

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Exhibit A	Legal Description of Commercial Center

Exhibit B	Site Plan Showing Location of Premises

Exhibit C	Intentionally Omitted

Exhibit D	Sign Criteria

Exhibit E	Tenant Acceptance Letter

Exhibit F	Exclusives and Prohibited Uses

Exhibit G	Intentionally Omitted

Exhibit H	Guarantee of Lease

Exhibit I	Landlord Work

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FOR AND IN CONSIDERATION of the rent hereinafter reserved and upon the covenants and conditions hereof, Landlord does hereby lease to Tenant the Premises in the Commercial Center as specified in the Fundamental Lease Provisions. Exhibit A attached hereto and made a part hereof depicts the entire Commercial Center. Exhibit B attached hereto and made a part hereof further depicts the location of the Premises. Tenant acknowledges that Tenant has inspected the Premises, is familiar with its condition and accepts the same “as is” and in its present condition, and Landlord shall not be obligated to do any further construction work or to make any additional improvements in the Premises.

LEASE TERM

1.1 Commencement of Term/Delivery of Possession. The Term of this Lease(“Term”) shall begin on the Term Commencement Date set forth in Article 1 and shall continue until the Term Expiration Date set forth in Article 1 above unless sooner terminated as hereinafter provided. Unless otherwise specifically stated in this Lease, the “Term” of this Lease shall include the original Term and any extension, renewal or holdover thereof. Landlord agrees to deliver to Tenant, and Tenant agrees to accept from Landlord, possession of the Premises on the Term Commence Date.

1.2 Commencement of Rent. The Rental Commencement Date shall be the date set forth in Article 1.

1.3 Intentionally Omitted.

1.4 Tenant’s Work/Opening for Business. Tenant shall open for business on or before the Rental Commencement Date. During said period, Tenant, at its sole cost and expense, may perform any of Tenant’s work, and shall equip the Premises with all trade fixtures, merchandise inventory and personal property suitable or appropriate for the regular and normal operation of the type of business in which Tenant is engaged. In performing its work, Tenant agrees to comply with all applicable laws, ordinances, rules and regulations of governmental authorities having jurisdiction over such work. In connection with its work, Tenant hereby indemnifies and agrees to hold harmless and defend the Landlord from and against all claims, actions, damages, liability and expense in connection with bodily injury, death or property damage which occurs due to any act or omission of the Tenant in performing any work, provided, however, that the foregoing indemnification shall not apply where such bodily injury, death or property damage arises as a result of the negligent act or omission or willful misconduct of the Landlord, its employees, agents or contractors.

1.5 Lease Year. As used in this Lease, “Lease Year” shall mean such periods of twelve (12) consecutive months commencing on each January 1st and ending on midnight of the immediately succeeding December 31st, except that any partial year at the beginning or the end of the Term shall be a “Lease Year” of less than twelve (12) months.

Article 2—RENTAL

2.1 Minimum Annual Rent. Tenant shall pay to Landlord for the use and occupancy of the Premises, at the times and in the manner hereinafter provided, the Minimum Annual Rent specified in Article 1 above. Minimum Annual Rent shall be payable in advance in twelve (12) equal monthly installments on the first day of each calendar month, without recoupment, setoff, deduction or demand of any kind, commencing upon the Rental Commencement Date; however, if the first or last Lease Year should be shorter or longer than twelve (12) months, the Minimum Annual Rent for the first or last Lease Year, as the case may be, shall be adjusted on the basis of the number of full calendar months in such Lease Year, plus any additional days as hereinafter provided in this paragraph. If the Rental Commencement Date falls on a day of the month other than the first day of such month, then the rental for the first fractional month shall be prorated on the basis of a thirty (30) day month. All other payments required to be made under the terms of this Lease which require proration on a time basis shall be prorated on the same basis.

2.2 Additional Rent: Tenant shall pay to Landlord the following, which constitute “Additional Rent.” The Minimum Annual Rent and the Additional Rent are referred to collectively as “Rent.”

(a) Taxes and Insurance Expenses. Commencing upon the Term Commencement Date, and for the balance of the Term, Tenant shall pay to Landlord as Additional Rent amounts designated herein as real property taxes and insurance expenses allocable to the Premises. Said amounts shall mean all real property taxes levied and the cost (including, without limitation, any deductible paid by Landlord with respect to an insured loss) to Landlord of insurance carried by Landlord pursuant to Section 7.5 on the building of which the Premises are a part (excluding Tenant’s leasehold improvements) which are allocable to the Premises as provided herein. During any portion of the Term which is less than a full taxable fiscal year or less than a full period for which Landlord has obtained such insurance, Tenant’s obligation for such real property taxes and insurance expenses shall be prorated on a daily basis.

(i) Definition of Real Property Taxes. As used herein, the term “realproperty taxes” shall include general real property and improvement taxes, any form of assessment, re-assessment, license fee, license tax, business license tax,commercial rental tax, in lieu tax, levy, charge, penalty, or similar imposition,imposed by any authority having the direct power to tax, including any city,county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof, or any agency or other public body, as against any legal or equitable interest of Landlord in the Premises. With respect to any assessment which may be levied against or upon the Premises and which under the laws then in force may be evidenced by improvement or other bonds, or may be paid in annual installments, there shall be included within the definition real property taxes with respect to any tax fiscal year only the amount currently payable on such bonds, including interest, for such tax fiscal year, or the current annual installment for such tax fiscal year.

(ii) Allocation of Real Property Taxes. The allocation of real property taxes to the Premises shall be a fractional portion of the real property taxes assessed against the land and improvements of the Commercial Center, the numerator of which shall be the Floor Area (herein defined) contained in the Premises and the denominator of which shall be the Floor Area contained in the Commercial Center.

(b) Common Area Expenses. Tenant shall pay to Landlord as Additional Rent as set forth in Article 4.

(c) Tax and Insurance Fund. Along with Minimum Annual Rent, Tenant shall pay to Landlord on account of such real property taxes and insurance expenses on the first day of each calendar month such respective amounts as Landlord shall from time to time estimate and so notify Tenant are required (the initial estimate being set forth in Article 1) for Landlord to establish a fund (which shall not bear interest) with which to pay such expenses prior to delinquency. At Landlord’s option, Tenant’s pro rata share of real property taxes payable pursuant to Article 4 may be treated as real property taxes pursuant to this Article. Landlord shall deliver to Tenant at least once annually a statement setting forth the actual real property taxes and insurance expenses allocable to the Premises and the basis for computing the same, and if such actual expenses exceed Tenant’s payments hereunder for the applicable Lease Year, Tenant shall pay the deficiency to Landlord within ten (10) days after receipt of such statement. If payments made by Tenant for said Lease Year exceed such actual expenses, Tenant shall be entitled to a refund of any such excess which shall accompany Landlord’s annual statement. The allocation of insurance expenses to the Premises shall be a fractional portion of the insurance expenses for the Commercial Center, the numerator of which shall be the Floor Area contained in the Premises and the denominator of which shall be the Floor Area contained in the Commercial Center.

(d) Other Taxes. Any excise, transaction, sales or privilege tax (except income tax) now or hereafter levied or imposed upon Landlord on account of, attributed to or measured by rent or other charges payable by Tenant hereunder shall be paid by Tenant to Landlord along with the rent and other charges otherwise payable by Tenant.

(e) Other Charges. Tenant shall pay to Landlord when due, as rent or additional rent, without recoupment, setoff, deduction or demand of any kind, all sums of money required to be paid pursuant to this Article and all other sums of money or charges required to be paid by Tenant under this Lease (hereinafter sometimes called “other charges”). If such other charges are not paid at the time provided in this Lease, they shall nevertheless be collectible with the next installment of Minimum Annual Rent thereafter falling due, but nothing herein contained shall be deemed to suspend or delay the payment of any such other charges at the time the same become due and payable hereunder, or limit any other remedy of Landlord. If Tenant shall fail to pay, when the same is due and payable, any Rent or other charge, such unpaid amounts shall bear interest at eighteen percent (18%) per annum from the date due to the date of payment.

2.3 Place of Payment. All Rent and other charges shall be paid by Tenant to Landlord at the address specified for Landlord in Article 1 of this Lease, or at such other place as may from time to time be designated by Landlord in writing at least ten (10) days prior to the next ensuing payment date. Tenant agrees to make all such payments to Landlord by automatic ACH transfer and, in connection with the execution of this Lease, to execute and deliver to Landlord the Authorization For Payment of Rent by Automatic ACH Transfer form attached to this Lease as Exhibit G.

Article 3—COMMON AREAS/OPERATIONAL EXPENSES

3.1 Common Areas Defined. The “Common Areas” shall consist of all areas and facilities in the Commercial Center which shall not be within the dedicated premises of a tenant or occupant and which shall from time to time be available for the joint use of all tenants and occupants of the Commercial Center and their employees, customers, licensees and invitees, including without limitation all parking areas, parking structures, driveways, sidewalks, walkways, service corridors, loading platforms, canopies, washrooms, lounges and shelters, if any. Landlord expressly reserves the right and privilege in its sole discretion of determining the nature and extent of the Common Areas and of making such changes therein and thereto from time to time as in its opinion are deemed to be desirable and for the best interests of all persons using said Common Areas, including without limitation (1) the location and relocation of driveways, entrances, exits, parking spaces, patio areas, seating areas, mall areas, walkways and sidewalks; (2) the placement of kiosks, carts and advertising, entertainment, promotional and other displays and events; (3) the direction and flow of traffic; (4) the installation of prohibited areas and landscaped area; and (5) the construction of buildings, retain areas, decked or subsurface parking and other improvements and facilities thereof.

3.2 Use of Common Areas. Subject to reasonable rules and regulations adopted by Landlord from time to time, Tenant and its employees, customers, licensees and invitees are, except as otherwise specifically provided in this Lease, privileged to use the parking and other Common Areas in common with other persons during the Term while such employees, customers, licensees and invitees are shopping or otherwise conducting permitted business in the Commercial Center.

3.3 Common Area Expenses. Landlord shall keep or cause to be kept said Common Areas in a clean condition, properly lighted and landscaped and shall repair any damage to the facilities thereof, but all expenses (including appropriate reserves) in connection with said Common Areas (collectively hereinafter “Common Area Expenses”) shall be charged and prorated as Additional Rent in the manner hereinafter set forth. Common Area Expenses shall be deemed to include, but not be limited to, all sums expended in connection with said Common Areas for all general maintenance and repairs; janitorial services; sweeping; cleaning; snow and ice removal; painting; resurfacing; restriping; maintenance, repair, replacement and/or substitution of: sprinkler systems; doors; sidewalks, curbs and parking areas; Commercial Center signs and other identification signs; planting and landscaping; fountains, courts, stages and canopies, if any; fire protection systems, security alarm systems, lighting systems, storm drainage systems and any other utility systems; sound systems, music program equipment and loudspeakers; and all other such tangible items from time to time associated with the Common Areas. Common Area Expenses shall also include but not be limited to lighting and other utilities; the cost of leasing identification signs; the cost of seasonal decorations of the Commercial Center; personnel to implement services deemed necessary by Landlord in carrying out its obligations under this Article 4, including without limitation, the cost of security guards; real and personal property taxes and assessments on the improvements and land comprising said Common Areas; depreciation on maintenance and operating machinery and equipment or rental paid for such machinery and equipment; compliance with all environmental, remedial and other laws, ordinances, rules, regulations, requirements, directions, guidelines and orders now or hereafter in effect from time to time; public liability and property damage insurance; and

amounts as and for appropriate reserves for the replacement and/or substitution of those items as provided herein and in Section 4.4 Landlord may cause any or all of said services to be provided by an independent contractor or contractors. Should Landlord make available additional land for parking or other Common Area purposes, then Common Area Expenses shall also include all expenses incurred in connection with said additional land. Notwithstanding anything to the contrary contained in Article 9 hereof, Landlord may at its option arrange for the collection or removal of trash from the Commercial Center for and on behalf of any tenants. In the event such option is exercised, the cost thereof shall be included in, charged and prorated to said occupants as additional Common Area Expenses.

3.4 Other Expenses Included with Common Area Expenses. Tenant shall pay to Landlord, Tenant’s pro rata share of the following additional expenses as a part of Common Area Expenses:

(a) All costs and expenses associated with the maintenance and repair of exterior walls and roofs, including an annual reserve in an amount estimated by Landlord for the replacement of such items, and all costs and expenses associated with any maintenance agreement entered into by Landlord for the regular servicing and/or maintenance of any HVAC systems in the Commercial Center. Exterior walls shall not include store fronts; glass; window frames or cases; doors or door frames.

(b) A property management fee not to exceed five percent (5%) of gross revenues received by Landlord from tenants of the Commercial Center.

3.5 Pro Rata Shares. Tenant shall pay to Landlord Tenant’s pro rata share of such Common Area and Other Expenses as additional rent in the following manner:

(a) As of the Term Commencement Date, but subject to adjustment as hereinafter set forth in this subsection (a) provided, Tenant shall pay on the first day of each calendar month of the Term an amount equal to its monthly Common Area Expense rate per square foot of the Floor Area of the Premises as set forth in Article 1 of the Lease. The foregoing rate per square foot may be adjusted by Landlord at the end of any quarter on the basis of Landlord’s experience and reasonably anticipated costs.

(b) Within a reasonable time after the end of each Lease Year, Landlord shall furnish Tenant a statement covering the Lease Year just expired, certified as correct by an authorized representative of Landlord, showing the total Common Area Expenses, the amount of Tenant’s pro rata share of such Common Area Expenses for such Lease Year and the payment made by Tenant during such Lease Year as set forth in subsection (a). If Tenant’s pro rata share of such Common Area Expenses exceeds Tenant’s payments so made, Tenant shall pay Landlord the deficiency within ten (10) days after receipt of such statement. If said payments exceed Tenant’s pro rata share of such Common Area Expenses, Tenant shall be entitled to a refund of any such excess which shall accompany Landlord’s annual statement. Tenant’s pro rata share of the Common Area Expenses for the previous Lease Year shall be that portion of all of such expenses which is equal to the proportion thereof which the number of square feet of Floor Area in the Premises bears to the total number of square feet of Floor Area in the Commercial Center. There shall be appropriate adjustment of Tenant’s share of Common Area Expenses as of the expiration or earlier termination of this Lease.

3.6 Floor Area. The term “Floor Area” shall include all areas for the exclusive use and occupancy by a tenant measured from the exterior surface of exterior walls (and from the exteriors thereof, in the case of openings) and from the center of walls dividing the Premises from other premises, and shall also include the vestibule area (if any) designated by Landlord lying immediately outside each tenant’s front entryway and all other areas lying within the lease line designated by Landlord from time to time. Floor Area shall not include the second level of any multilevel stock areas, truck tunnels, docks, areas for truck tunnels, areas for docks, areas for truck loading and unloading (to the extent such facilities lie outside exterior building lines), nor any utility and/or mechanical equipment areas. No deduction or exclusion shall be made from Floor Area by reason of columns, stairs, elevators, escalators, or other interior construction or equipment within the Premises.

3.7 Control of Common Areas. Landlord shall at all times have the right of determining the nature and extent of the Common Areas and of making such changes thereto which in its sole opinion are deemed to be desirable including the relocation of driveways, entrances, exits, automobile parking spaces, the direction and flow of traffic, installation of prohibited areas, landscaped areas, and all other facilities thereof. Landlord shall not be liable for any damage to motor vehicles of customers or employees or for loss of property from within such motor vehicles, unless caused by the gross negligence of Landlord, its agents, servants, employees or contractors. It shall be the duty of Tenant to keep all of said areas free and clear of any obstructions created or permitted by Tenant or resulting from Tenant’s operation and to permit the use of any of said areas only for normal parking and ingress and egress by the said customers, patrons and service suppliers to and from the building occupied by Tenant and the other tenants of Landlord. Tenant shall keep the sidewalks abutting the Premises clear and shall not permit any business or display of merchandise to be operated or maintained in front of the Premises.

3.8 Rules and Regulations. Landlord shall have the right to establish and, from time to time, to change, alter and amend, and to enforce, against Tenant and the other users of said Common Areas such reasonable rules and regulations (including the exclusion of employees’ parking therefrom) as may be deemed necessary or advisable for the proper and efficient operation and maintenance of said Common Areas. The rules and regulations herein provided for may include, without limitation, the hours during which the Common Areas shall be open for use.

3.9 Employee Parking. The employees of Tenant and the other tenants of Landlord shall not be permitted to park their automobiles in the automobile parking areas which may from time to time be designated for patrons of the Commercial Center. Landlord agrees to furnish and/or cause to be furnished within the Commercial Center parking area space for employee parking. Landlord at all times shall have the right to designate the particular parking area to be used by any or all of such employees and any such designation may be changed from time to time. Tenant and its employees shall park their cars only in those portions of the parking area, if any, designated for that purpose by Landlord. If Tenant or its employees park their cars in parking areas designated for patrons, then Landlord may charge Tenant Ten Dollars ($10.00) per day for each day or partial day per car parked in such areas. All amounts due under the provisions of this paragraph shall be payable by Tenant within ten (10) days after demand therefor. Tenant hereby authorizes Landlord to tow away from the Commercial Center any car or cars belonging to Tenant or Tenant’s employees, and/or to attach violation stickers or notices to such cars.

Article 4—USE AND OPERATION

4.1 Tenant’s Use and Trade Name. Tenant shall use the Premises solely for the purpose and under the trade name specified in Article 1. Tenant shall not use nor permit the Premises to be used for any other purpose or purposes or under any other trade name whatsoever without the prior written consent of Landlord. Tenant further covenants and agrees that it will not use, nor suffer or permit any person or persons to use the Premises or any part thereof for any use or purpose, or in any way, in violation of the laws, ordinances, regulations or requirements which are now or hereafter in effect from time to time of the United States of America, the state, or the local, municipal or county governing body or other lawful authorities.

4.2 Conduct of Business. Tenant agrees not to conduct and operate its business in any manner which could jeopardize or increase the rate of any fire or other insurance or so that the same shall constitute a nuisance to or interfere with the other property of Landlord or its business or the property or business of other tenants of the Commercial Center. Tenant may not display or sell merchandise, or allow carts, portable signs, devices or any other objects to be stored or to remain outside the defined exterior walls or roof and permanent doorways of the Premises.

4.3 Operating Days and Hours. Tenant agrees to be open for business and to operate all of the Premises continuously throughout the Term, and Tenant further agrees to fully utilize the Premises for its business at this location and to keep and maintain upon the Premises competent personnel and an adequate stock of merchandise and trade fixtures to service and supply the usual and ordinary demands and requirements of its customers. In the event Tenant fails to open or remain open as herein required, and such failure continues for a period of 60 days, in addition to all other rights and remedies available to Landlord, whether hereunder or at law or in equity, and notwithstanding anything in this Lease to the contrary, the Minimum Annual Rent due hereunder shall be increased to an amount equal to 125% of the then Minimum Annual Rent on a per diem basis for each day the Premises are not so open or in which such hours are not maintained. Tenant shall keep its Premises in a neat, clean and orderly condition and its display windows well lighted during Tenant’s business hours.

4.4 Other Use Restrictions. Tenant shall not permit the use of any part of the Premises for sleeping apartments or lodging. No auction, distress, going-out-of-business, fire or bankruptcy sales shall be conducted in the Premises without the advance written consent of Landlord. Tenant shall not, without prior written approval of Landlord, sell merchandise from vending machines or allow any coin-operated vending, gaming, arcade, or video game machines on the Premises. Tenant will not use or operate the Premises so as to emit therefrom any noise, litter, or odor which, in Landlord’s reasonable opinion, is obnoxious or otherwise constitutes a public or private nuisance.

4.5 Hazardous Materials. Tenant covenants and agrees not to use, generate, release, manage, treat, manufacture, store, or dispose of, on, under or about, or transport to or from (any of the foregoing hereinafter a “Use”) the Premises any Hazardous Materials (other than De Minimis Amounts). In the event Tenant breaches the foregoing covenant, in addition to all other rights and remedies Landlord may have whether hereunder or at law or in equity, Landlord at its option may either (a) require Tenant to immediately upon demand therefor remove, abate and/or otherwise remedy all such Hazardous Materials using licensed contractors approved by Landlord or (b) Landlord may without further notice to Tenant perform or cause to be performed such removal, abatement and/or remedial work for and on behalf of Tenant. Tenant further covenants and agrees to pay all costs and expenses associated with enforcement, abatement, removal, remedial or other governmental or regulatory actions, agreements or orders threatened, instituted or completed pursuant to any Hazardous Materials Laws, and all audits, tests, investigations, cleanup, reports, permits, licenses, approvals and other such items incurred in connection with any efforts to complete, satisfy or resolve any matters, issues or concerns, whether governmental or otherwise, arising out of or in any way related to the Use of Hazardous Materials in any amount by Tenant, its employees, agents, invitees, subtenants, licensees, assignees or contractors. For purposes of this Lease (1) the term “Hazardous Materials” shall include but not be limited to asbestos, urea formaldehyde, polychlorinated biphenyls, oil, petroleum products, pesticides, radioactive materials, hazardous wastes, toxic substances, mold, biohazards and any other related or dangerous, toxic or hazardous chemical, material or substance regulated or defined as hazardous or as a pollutant or contaminant in, or the Use of or exposure to which is prohibited, limited, governed or regulated by, any Hazardous Materials Laws; (2) the term “De Minimis Amounts” shall mean, with respect to any given level of Hazardous Materials, that such level or quantity of Hazardous Materials in any form or combination of forms (i) does not constitute a violation of any Hazardous Materials Laws and (ii) is customarily employed in, or associated with, similar retail projects in the state; and (3) the term “Hazardous Materials Laws” shall mean any federal, state, county, municipal, local or other statute, law, ordinance or regulation now or hereafter enacted which may relate to or deal with the protection of human health or the environment, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, et seq; the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601, et seq; and any rules, regulations or guidelines adopted or promulgated pursuant to any of the foregoing as they may be amended or replaced from time to time.

Article 5—UTILITIES SERVICES

5.1 Utilities. The Premises consist of real property upon which improvements are completed. Such improvements are presently serviced by utility services including water, gas, electricity, telephone and sewer.

5.2 Payment of Utility Cost. Tenant agrees to pay for all water, gas and electric current and all other similar utilities used by Tenant on the Premises. These services will be included in Additional Rent for the Commercial Center. Tenant agrees that they will be solely responsible for and to directly pay for any additional services required by tenant, including telecommunications equipment/services, specialized utilities, specialized trash/disposal services, etc. from and after the Term Commencement Date as such charges accrue and prior to delinquency. If any utilities are furnished by Landlord, whether submetered or otherwise, Tenant shall pay Landlord.

5.3 No Liability. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility service being furnished to the Premises, unless the same shall have been caused by Landlord’s gross negligence and Landlord shall have been unable to cure such failure or interruption within 48 hours following notice from Tenant, in which event Tenant as its exclusive remedy for such failure or interruption shall be entitled to an abatement of Minimum Annual Rent and other charges for the number of days Tenant is prohibited from operating or conducting its business and is closed to the public. In no event shall any such failure or interruption entitle Tenant to terminate this Lease or, except to the extent of any abatement permitted pursuant to this Section 6.3, withhold any rent or any other sums due pursuant to the terms of this Lease.

Article 6—INDEMNITY AND INSURANCE

6.1 Tenant’s Indemnity. Except for any injury or damage to persons or property on the Premises that is proximately caused by or results proximately from the gross negligence or willful misconduct of Landlord, neither Landlord nor its affiliates, members, principals, beneficiaries, partners, shareholders, directors, officers, mortgagees, property managers, agents, successors or assigns (together, the “Landlord Related Parties”) shall be liable for, and Tenant will and does hereby indemnify, defend and hold harmless the Landlord Related Parties against and from all liabilities, obligations, suits, damages, penalties, claims, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by law), that may be imposed upon, incurred by, or asserted against Landlord or any of the Landlord Related Parties and arising, directly or indirectly, out of or in connection with Tenant’s use, occupancy or maintenance of the Premises or the Commercial Center, including, without limitation, any of the following: (a) any work or thing done in, on or about the Premises or the Commercial Center or any part thereof by Tenant, its employees, agents or invitees; (b) any injury or damage to any person or property; (c) any failure on the part of Tenant to perform or comply with any of the covenants, agreements, terms or conditions contained in this Lease; (d) any negligent or otherwise tortious act or omission of Tenant, its employees, agents or invitees AND (E) TENANT’S FAILURE TO MAINTAIN ANY WORKER’S COMPENSATION, EMPLOYERS LIABILITY OR SIMILAR INSURANCE COVERAGE. At Landlord’s request, Tenant shall, at Tenant’s expense and by counsel selected by Landlord, defend Landlord in any action or proceeding arising from any such claim or liability and shall indemnify Landlord against all costs, reasonable attorneys’ fees, expert witness fees, and any other expenses incurred in such action or proceeding.

6.2 ASSUMPTION OF RISK. TENANT HEREBY ASSUMES ALL RISK OF DAMAGE OR INJURY TO ANY PERSON OR PROPERTY IN, ON, OR ABOUT THE PREMISES FROM ANY CAUSE OTHER THAN THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD. TENANT, TO THE FULLEST EXTENT PERMITTED BY LAW AND AS A MATERIAL PART OF THE CONSIDERATION TO LANDLORD FOR THIS LEASE, HEREBY WAIVES AND RELEASES ALL CLAIMS AGAINST ANY LANDLORD RELATED PARTIES WITH RESPECT TO ALL MATTERS FOR WHICH

LANDLORD HAS DISCLAIMED LIABILITY PURSUANT TO THE PROVISIONS OF THIS LEASE. TENANT AGREES THAT, UNLESS EXPRESSLY PROVIDED HEREIN, NO LANDLORD RELATED PARTIES WILL BE LIABLE FOR ANY LOSS, INJURY, DEATH, OR DAMAGE TO PERSONS, PROPERTY, OR TENANT’S BUSINESS RESULTING FROM ANY OF THE FOLLOWING, REGARDLESS OF WHETHER THE SAME IS DUE TO THE ACTIVE OR PASSIVE NEGLIGENCE OF ANY LANDLORD RELATED PARTY: (A) THEFT; (B) FORCE MAJEURE, ORDER OF GOVERNMENTAL BODY OR AUTHORITY, FIRE, EXPLOSION, OR FALLING OBJECTS; (C) ANY ACCIDENT OR OCCURRENCE IN THE PREMISES OR ANY OTHER PORTION OF THE COMMERCIAL CENTER, CAUSED BY THE PREMISES OR ANY OTHER PORTION OF THE COMMERCIAL CENTER BEING OR BECOMING OUT OF REPAIR OR BY THE OBSTRUCTION, BREAKAGE OR DEFECT IN OR FAILURE OF UTILITY SERVICES TO THE PREMISES OR ANY EQUIPMENT, PIPES, SPRINKLERS, WIRING, PLUMBING, HEATING, VENTILATION AND AIR-CONDITIONING OR LIGHTING FIXTURES OF THE COMMERCIAL CENTER OR BY BROKEN GLASS OR BY THE BACKING UP OF DRAINS, OR BY GAS, WATER, STEAM, ELECTRICITY OR OIL LEAKING, ESCAPING OR FLOWING INTO OR OUT OF THE PREMISES; (D) CONSTRUCTION, REPAIR OR ALTERATION OF THE PREMISES OR ANY OTHER PREMISES IN THE COMMERCIAL CENTER, UNLESS DUE SOLELY TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD; (E) BUSINESS INTERRUPTION OR LOSS OF USE OF THE PREMISES; (F) ANY DIMINUTION OR SHUTTING OFF OF LIGHT, AIR OR VIEW BY ANY STRUCTURE ERECTED ON THE LAND OR ANY LAND ADJACENT TO THE COMMERCIAL CENTER, EVEN IF LANDLORD IS THE ADJACENT LAND OWNER; (G) MOLD OR INDOOR AIR QUALITY; (H) ANY ACTS OR OMISSIONS OF ANY OTHER TENANT, OCCUPANT OR VISITOR OF THE COMMERCIAL CENTER; OR (I) ANY CAUSE BEYOND LANDLORD’S CONTROL. IN NO EVENT SHALL LANDLORD BE LIABLE FOR INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY DAMAGES BASED ON LOST PROFITS. NONE OF THE FOREGOING SHALL BE CONSIDERED A CONSTRUCTIVE EVICTION OF TENANT, NOR SHALL THE SAME ENTITLE TENANT TO AN ABATEMENT OF RENT.

6.3 Limitation of Landlord Liability. Neither Landlord nor any Landlord Related Party shall have any personal liability with respect to any of the provisions of the Lease, or the Premises. If Landlord is in breach or default with respect to Landlord’s obligations under the Lease, Tenant shall look solely to the equity interest of Landlord in the Commercial Center for the satisfaction of Tenant’s remedies or judgments. No other real, personal, or mixed property of any Landlord Related Parties, wherever situated, shall be subject to levy to satisfy such judgment. Upon any Transfer of Landlord’s interest in this Lease or in the Commercial Center, the transferring Landlord shall have no liability or obligation for matters arising under this Lease from and after the date of such Transfer.

6.4 Tenant’s Insurance Obligation. Tenant further covenants and agrees that it will carry and maintain during the Term, at Tenant’s sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided:

(a) Commercial General Liability Insurance. Tenant shall at all times during the Term maintain in effect a policy or policies of commercial general liability insurance with a per occurrence limit of not less than One Million Dollars ($1,000,000.00), insuring Tenant and Landlord against any and all liability of the insureds, or either of them, with respect to the Premises or arising out of the maintenance, use or occupancy thereof. If the permitted uses permit the sale or service of alcoholic beverages on the Premises, then during any period that Tenant is actually serving or offering the same for sale Tenant shall either obtain a liquor liability policy or liquor liability endorsement to said commercial general liability policy insuring Tenant and Landlord against such liability in an amount not less than Two Million Dollars ($2,000,000.00) per occurrence. All insurance shall specifically insure the performance by Tenant of the indemnity agreement contained in Section 7.1. Tenant shall increase said liability insurance to such additional amounts as Landlord from time to time may reasonably require.

(b) Plate Glass. Tenant shall be responsible for the maintenance of the plate glass on the Premises, but shall have the option either to insure the risk or to self-insure the same.

(c) Heating and Cooling Equipment, Etc. Tenant shall procure and maintain in full force and effect during the Term boiler and machinery insurance on all heating and cooling equipment, boilers and other pressure vessels and systems, whether fired or unfired, installed by Tenant pursuant to Exhibit C and located in or serving the Premises.

(d) Tenant Improvements. Tenant shall procure and maintain in full force and effect during the Term insurance covering all of Tenant’s Work as referenced in Exhibit C, Tenant’s leasehold improvements, alterations or additions permitted under Article 10 hereof, Tenant’s trade fixtures, merchandise and personal property from time to time in, on or upon the Premises, in an amount not less than their full replacement cost, without depreciation, from time to time during the Term, providing protection against any peril included within the classification “Special Form (All Risk) Coverage”. All policy proceeds shall be used for the repair or replacement of the property damaged or destroyed unless this Lease shall cease and terminate under the provisions of Article 13 or 17 hereof, in which event of termination such proceeds attributable to said “Tenant’s Work” and leasehold improvements (and to all other items of property becoming or to become the property of Landlord upon such termination) shall be paid and disbursed directly to Landlord.

6.5 Policy Requirements. All policies of insurance provided for herein shall be issued by insurance companies with a general policy holder’s rating of not less than A- and a financial rating of not less than Class IX as rated in the most current available Best’s Insurance Reports or by such insurer as shall otherwise be satisfactory to Landlord and qualified to do business in the state. All such policies shall be issued in the name of Tenant, with Landlord, Landlord’s managing agent and first mortgagee or beneficiary, if any, named as additional insureds, which policies shall be for the mutual and joint benefit and protection of Landlord, Tenant and Landlord’s managing agent and first mortgagee or beneficiary, if any. Executed copies of such policies of insurance or certificates thereof shall be delivered to Landlord within ten (10) days prior to delivery of possession of the Premises to Tenant and thereafter at least thirty (30) days prior to the expiration of the term of each such policy. The above commercial general liability insurance policy shall contain a standard Insurance Services Office “Severability of Interests” clause allowing Landlord as an additional insured to recover under said policy for any loss occasioned to it, its servants, agents, employees or contractors, by reason of the negligence of Tenant. As often as any such policy shall expire or terminate, renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent. All policies of insurance required hereunder of Tenant must contain a provision that the company writing said policy will give to Landlord at least thirty (30) days’ notice in writing in advance of any cancellation or lapse or the effective date of any reduction in the amounts of insurance. All public liability, property damage and other casualty policies shall be written as primary policies, not contributing with and not in excess of coverage which Landlord may carry.

6.6 Blanket Coverage. Notwithstanding anything to the contrary contained in this Article, Tenant’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Tenant; provided, however, that Landlord and Landlord’s managing agent and first mortgagee or beneficiary, if any, shall be named as an additional insured thereunder as their interest may appear, and that the coverage afforded Landlord will not be reduced or diminished by reason of the use of such blanket policy of insurance, and provided further that the requirements set forth herein are otherwise satisfied. Tenant agrees to permit Landlord at all reasonable times to inspect the policies of insurance of Tenant covering risks upon the Premises for which policies or copies thereof are not delivered to Landlord.

6.7 Landlord’s Insurance Obligations. Landlord shall maintain in effect a policy or policies of insurance covering the building of which the Premises are a part, including the leasehold improvements in place on the Term Commencement Date (but not Tenant’s leasehold improvements, alterations or additions permitted under Article 10 hereof, Tenant’s trade fixtures, merchandise or other personal property), in an amount of not less than eighty percent (80%) of its full insurable value (exclusive of excavations, foundations and footings) during the Term, providing protection against any peril generally included within the classification “Special Form (All Risk) Coverage” and such further insurance as Landlord deems necessary or desirable. Landlord’s obligation to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Landlord, provided that the coverage afforded will not be reduced or diminished by reason of the use of such blanket policy of insurance.

6.8 Insurance Use Restrictions. Tenant agrees that it will not at any time during the Term carry any stock of goods or do anything in or about the Premises which will increase the insurance rates upon the building of which the Premises are a part. Tenant agrees to pay to Landlord forthwith upon demand the amount of any increase in premium for insurance against loss by fire or any other peril normally covered by special form (all risk) coverage insurance that may be charged during the Term on the amount of insurance to be carried by Landlord on the building of which the Premises are a part resulting from the foregoing or from Tenant doing any act in or about the Premises which does so increase the insurance rates, whether or not Landlord shall have consented to such act on the part of Tenant. If Tenant installs upon the Premises any electrical equipment which constitutes an overload on the electrical lines of the Premises, Tenant shall at its own expense make whatever changes or provide whatever equipment safeguards are necessary to comply with the requirement of the insurance underwriters and any governmental authority having jurisdiction there over, but nothing herein contained shall be deemed to constitute Landlord’s consent to such overloading.

6.9 Waiver of Subrogation Claims. Landlord and Tenant each hereby waive any rights one may have against the other on account of any loss or damage occasioned to Landlord or Tenant, as the case may be, their respective properties, the Premises or its contents arising from any risk covered by an insurance policy required to be carried pursuant to this Lease to the extent of the monies paid by the insurance carrier pursuant to such coverage.

Article 7—SIGNS

7.1 Sign Criteria. Tenant acknowledges that the Premises are a part of an integrated Commercial Center and that control of all signs by Landlord is essential to the maintenance of uniformity, propriety and aesthetic values in said Commercial Center. Landlord may attach hereto as Exhibit D a sign criteria which, if so attached, shall be adhered to by Tenant. Nonetheless, Tenant shall not place on or about the exterior of the Premises or on the windows or doors thereof (and within 24 inches of any such window or door) any sign or other material without Landlord’s prior written approval. Tenant shall submit all exterior sign plans for Landlord’s prior approval.

7.2 Sign Removal. Notwithstanding the above, Tenant shall upon request of Landlord immediately remove any exterior or interior sign, advertisement, decoration, lettering or notice which Tenant has placed or permitted to be placed in, upon, above or about the Premises and which Landlord reasonably deems objectionable or offensive, and if Tenant fails or refuses so to do Landlord may enter upon the Premises and remove the same. At the termination of this Lease, Tenant shall remove all of Tenant’s signage from the Commercial Center and repair any damage to the building fascia resulting from the installation or removal of such signage. If Tenant fails to make such repairs in a manner reasonably satisfactory to Landlord, Landlord shall have the right to make such repairs on behalf of and for the account of Tenant. In such event such work shall be paid for by Tenant promptly upon receipt of a bill therefor.

Article 8—MAINTENANCE AND SANITATION

8.1 Tenant’s Obligations. Tenant shall repair any damage to the Premises caused by Tenant or by any of Tenant’s employees, agents, customers, invitees or licensees, other than from ordinary wear. Tenant shall maintain and keep in good order and repair, ordinary wear and tear excepted, and shall replace if necessary, the interior of the Premises and all doors, windows and plate glass, sprinkler systems and all heating, ventilating and air conditioning equipment serving the Premises (including entering into a quarterly service contract for such HVAC equipment which Tenant shall provide evidence of to Landlord), and shall be responsible for all items of repair, maintenance and improvement or reconstruction as may at any time and from time to time be required to comply with all environmental, remedial and other laws, ordinances, rules, directions, regulations, requirements, guidelines and orders now or hereafter in effect from time to time of governmental and public bodies and agencies which shall impose any duty upon Landlord or Tenant with respect to the use, occupation or alteration of the Premises or any portion thereof, including but not limited to the Williams-Steiger Occupational Safety and Health

Act, the Clean Air Act and the Americans with Disabilities Act. Landlord agrees whenever possible to extend to Tenant the benefit of any enforceable manufacturer’s warranties on such items. If Tenant refuses or neglects to make repairs and/or maintain the Premises, or any part thereof, in a manner reasonably satisfactory to Landlord, Landlord shall have the right, upon giving Tenant reasonable written notice of its election to do so, to make such repairs or perform such maintenance on behalf of and for the account of Tenant. In such event such work shall be paid for by Tenant promptly upon receipt of a bill therefor. Tenant shall not decorate or paint the exterior of the Premises, or any part thereof, except in the manner and color approved by Landlord.

8.2 Landlord’s Obligation. Landlord’s maintenance and repair obligations are as set forth in Article 4. Landlord shall not in any way be liable to Tenant for failure to make repairs as specifically required under the Lease unless Tenant has previously notified Landlord in writing of the need for such repairs and Landlord has failed to commence and complete said repairs within a reasonable period of time following receipt of such notification.

8.3 Right to Enter. Tenant agrees to permit Landlord and its agents, employees, servants and contractors to enter the Premises at all times during usual business hours for the purpose of inspecting same and upon reasonable notice to Tenant for the purpose of performing any of Landlord’s maintenance or repair obligations. In addition, Tenant agrees to permit Landlord and the tenants (and their agents and contractors) of other stores in the Commercial Center to enter the Premises in order to install, replace or repair electrical, plumbing or other utility systems above the ceiling, below the floor or within the walls of the Premises, provided that the entry of Landlord and such tenants and their work in or upon the Premises shall not unreasonably interfere with the business of Tenant and that Landlord and such tenants shall promptly repair and restore any damage to the Premises or to Tenant’s property occasioned by such entry or work.

8.4 Trash. Subject to Landlord’s rights pursuant to Article 4, Tenant shall provide and maintain trash receptacles about the Premises in which to place any trash, and cause such trash to be removed from the area as often as required to maintain a sanitary condition.

8.5 Security. Any security measures that Landlord may undertake are for protection of the buildings(s) and other improvements at the Commercial Center and shall not be relied upon by Tenant to protect Tenant, Tenant’s property, employees, invitees or their property. Tenant shall be solely responsible for providing any security either in the Premises or in the common areas serving the Premises which may be reasonably necessary in order to maintain order and protect customers, invitees and employees of Tenant or third parties arising from the nature of Tenant’s use or activities, whether during normal Commercial Center hours or after hours, and shall indemnify, defend and hold Landlord and its agents and employees harmless therefrom. In the event of any security breach Tenant shall contact applicable law enforcement and shall provide Landlord with a copy of the police report therefor.

Article 9—ALTERATION, REPAIR AND LIENS

9.1 Consent Required. Tenant shall not make any alterations (structural or non-structural) or additions upon the Premises without the prior written approval of Landlord, which approval shall not be unreasonably withheld. The submission of building plans and specifications will be required for this approval.

9.2 Liens. If any liens should be asserted against the Premises or the Commercial Center arising out of work performed or materials furnished upon or at the instance of Tenant, Tenant shall, within fifteen (15) days thereafter, cause said lien to be discharged either by paying the same or by recording a surety bond in accordance with the provisions of applicable law.

Article 10—FIXTURES AND PERSONAL PROPERTY

10.1 Ownership. Any trade fixtures, signs and other personal property of Tenant not permanently affixed to the Premises shall remain the property of Tenant, and Landlord agrees that Tenant shall have the right, provided Tenant is not in default under the terms of this Lease, at any time, and from time to time, to remove any and all of its trade fixtures, signs and other personal property which it may have stored or installed in the Premises, including, without limitation, counters, shelving, showcases, mirrors and other movable personal property. Nothing contained in this Article shall be deemed or construed to permit or allow Tenant to remove such personal property, without the immediate replacement thereof with similar personal property of comparable or better quality. Tenant, at its expense, shall immediately repair any damage occasioned to the Premises by reason of the removal of any such trade fixtures, signs, and other personal property, and upon expiration or earlier termination of this Lease, Tenant shall leave the Premises in a neat and clean condition and free of debris. All trade fixtures, signs, and other personal property installed in or attached to the Premises by Tenant must be new when so installed or attached. All improvements to the Premises by Tenant, including but not limited to recessed light fixtures, floor coverings, carpeting, draperies, and partitions, but excluding trade fixtures, decorative lighting fixtures and signs, shall become the property of Landlord upon expiration or earlier termination of this Lease.

10.2 Removal. If Tenant fails to remove any of its trade fixtures, furniture and other personal property upon expiration or the sooner termination of this Lease, Landlord may at Landlord’s option remove from the Premises and dispose of, in any manner, all or any portion of such property, in which latter event Tenant shall, upon demand, pay to Landlord the actual expense of such removal and disposition and the repair of any and all damage to the Premises resulting from or caused by such removal. Landlord shall not be liable to Tenant for any damage to or loss to Tenant because of any such property removed by Landlord.

10.3 Personal Property Taxes. Tenant shall pay before delinquency all taxes, assessments, license fees and public charges levied, assessed or imposed upon its business operation or on account of sales of merchandise from the Premises, as well as upon its trade fixtures, merchandise and other personal property in or upon the Premises. In the event any such items of property are assessed with property of Landlord, such assessment shall be divided between Landlord and Tenant to the end that Tenant shall pay only its equitable portion of such assessment as determined by Landlord. No taxes, assessments, fees or charges referred to in this paragraph shall be considered as real property taxes under the provisions of Section 3.7 hereof.

Article 11—ASSIGNMENT AND SUBLETTING

11.1 Restrictions. Tenant shall not, either voluntarily or by operation of law, assign, sell, encumber, pledge or otherwise transfer all or any part of Tenant’s leasehold estate hereunder, or permit the Premises to be occupied by anyone other than Tenant or Tenant’s employees, or sublet the Premises or any portion thereof (collectively or separately, as the case may be, any such instance hereinafter a “transfer”), without obtaining, in each such instance, Landlord’s prior written consent. Landlord’s consent shall not be unreasonably withheld, provided (i) that the occupancy resulting therefrom will not violate any rights theretofore given to any other tenant of the Commercial Center, (ii) that substantially the same type, class, nature and quality of business, merchandise, services, management and financial soundness of ownership is maintained and will continue to be furnished in a manner compatible with the high standards contemplated by this Lease, (iii) that the business reputation of the proposed new occupant is not less than that of Tenant, (iv) that the proposed new occupant or its manager has, within the 5 year period immediately preceding the proposed transfer, at least 3 years’ experience in operating a business in the food service industry, (v) that as a result of such transfer the Premises or any part thereof would not be subject to any alteration, addition or other change or requirement to bring the same into compliance with all then applicable environmental, remedial and other laws including, without limitation, all laws, ordinances, rules, directions, regulations, guidelines, requirements and orders of all governmental and public bodies and agencies having jurisdiction there over, and (vi) that none of the covenants, conditions or obligations imposed upon Tenant by this Lease, including without limitation any use restrictions, nor any of the rights, remedies or benefits afforded Landlord by this Lease, are thereby impaired or diminished. Consent by Landlord to one or more transfers shall not release Tenant from its obligations hereunder and shall not operate as a waiver or discharge of any of the provisions of this Article with respect to any subsequent transfer. Landlord’s acceptance of rent from anyone other than Tenant shall not be deemed to be a waiver of any of the provisions of this Lease or to be a consent to any transfer of all or any part of Tenant’s leasehold estate hereunder or the subletting of all or any part of the Premises. Any transfer or attempted transfer without Landlord’s written consent shall be void and confer no rights upon any third person, and at the option of Landlord, shall terminate this Lease; and said third person shall be occupying the Premises as a tenant at sufferance. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation hereof shall not work a merger and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies, or shall operate as an assignment to Landlord of such subleases or subtenancies. If Tenant is a corporation, the capital stock of which is not publicly traded on a recognized national stock exchange, or is an unincorporated association, limited liability company or partnership, the transfer, assignment or hypothecation of any stock or interest in such corporation, association, limited liability company or partnership in the aggregate in excess of fifty-one percent (51%) from the holdings at the time such entity became Tenant hereunder shall be deemed as a transfer within the meaning and provisions of this Article; provided, however, such an event shall not be deemed a transfer hereunder if the same is a result of the death of any of said stockholders, members or partners, occurs among the present stockholders, members or partners, or is effected for bona fide estate planning purposes whereby spouses or children of the present stockholders, members or partners become beneficial owners thereof. Tenant agrees to reimburse Landlord for Landlord’s reasonable costs and attorneys’ fees incurred in conjunction with the processing and documentation of any such requested transfer.

11.2 Procedure. If Tenant desires at any time to assign this Lease or to sublet the Premises and Landlord’s consent is required under this Article, it shall first request such consent by giving Landlord notice of its desire to do so and shall submit in writing to Landlord (i) the name of the proposed subtenant or assignee; (ii) the nature of the proposed subtenant’s or assignee’s business to be carried on in the Premises; (iii) the business background and experience of the proposed subtenant or assignee; (iv) the terms and provisions of the proposed sublease or assignment; and (v) such reasonable financial information as Landlord may request concerning the proposed subtenant or assignee. Any request for Landlord’s approval of a sublease or assignment shall be accompanied with a check in such reasonable amount as Landlord shall advise for the cost of review and/or preparation of any documents relating to such proposed transfer, whether or not any such transfer shall be consummated.

11.3 Transfer Rent Adjustment. In the event Landlord consents to any transfer as provided in this Article, then the Minimum Annual Rent specified in Article 1 shall be increased, effective as of the date of such assignment or subletting, to the greater of (i) the rentals payable by any such assignee or sublessee pursuant to such assignment or sublease, or (ii) an amount equal to the total of the then Minimum Annual Rent required to be paid by Tenant pursuant to this Lease for the Lease Year immediately preceding such assignment or subletting. In no event shall the Minimum Annual Rent, after such assignment or subletting, be less than the Minimum Annual Rent specified in Article 1.

11.4 Required Documents. Each transfer to which Landlord has consented shall be evidenced by a written instrument in form satisfactory to Landlord, executed by Tenant and the transferee under which Tenant acknowledges that it is not relieved of liability by reason of its assignment and the transferee agrees in writing for the benefit of Landlord to assume, to perform and to abide by all of the terms, covenants and conditions of this Lease to be done, kept and performed by Tenant, including the payment of all amounts due or to become due under this Lease directly to Landlord and the obligation to use the Premises only for the purpose specified in Article 1.

Article 12—DAMAGE OR DESTRUCTION

12.1 Insured Casualty. If the Premises or the building containing the same be destroyed or damaged by fire or other casualty to such an extent that they cannot be repaired and restored within one hundred twenty (120) days, Landlord shall have the option to terminate this Lease provided it sends written notification to Tenant within sixty (60) days of said casualty of its intention to cancel; otherwise Landlord shall forthwith and with due diligence, repair and restore said building and Premises to substantially their condition immediately prior to such damage or destruction. During any period of such repair and restoration, Tenant’s Minimum Annual Rent shall be abated to the extent that the Premises are rendered untenantable.

12.2 Damage Near End of Term. If the damage or destruction referred to in the preceding paragraph amounts to at least 25% of the Premises and occurs during the last eighteen (18) months of the Term, then Landlord shall have the option, at its sole election, to terminate this Lease effective as of the date of such damage or destruction, and any unearned rents paid in advance shall be refunded. Such election must be made and notice thereof given to Tenant within thirty (30) days from the date of such damage or destruction. If this Lease shall not be terminated as provided in this paragraph, the building and Premises shall be repaired and restored as hereinabove provided.

12.3 Damage to Commercial Center. If 50% or more of the total area of all the buildings in the Commercial Center shall be damaged or destroyed by fire or other casualty, Landlord shall have the option, at Landlord’s election, to terminate this Lease by notice to Tenant at any time after ninety (90) days from the date of such happening.

12.4 Right of Entry/Construction Obligations. In the event Landlord is either obligated or elects to repair and restore the building and Premises, Landlord shall have the immediate right to enter the Premises for such purposes. Failure of Tenant to permit such entry, in addition to being a default hereunder, shall delay the abatement of Minimum Annual Rent hereunder, if any, for a period of time equal to the extent of any such delay. Tenant shall be responsible for the repair and restoration of all Tenant’s leasehold improvements, trade fixtures and other property in the Premises.

12.5 Uninsured Casualty. In the event that the Premises are partially or totally destroyed as a result of any casualty or peril not covered by insurance required to be carried by Landlord hereunder, Landlord may within a period of one hundred-twenty (120) days after the occurrence of such destruction (a) commence reconstruction and restoration of the Premises and prosecute the same diligently to completion, in which event this Lease shall continue in full force and effect, or (b) notify Tenant in writing that it elects not to so reconstruct or restore the Premises, in which event this Lease shall cease and terminate as of the date of service of such notice, unless Tenant is unable to continue the operation of its business after the occurrence of such destruction, in which event this Lease shall cease and terminate as of the date of such destruction.

Article 13—DEFAULTS; REMEDIES

13.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant (“Default”):

(a) Any failure by Tenant to pay, when due under the terms of this Lease, any Rent or any other sum required to be paid under this Lease, or any part thereof; or

(b) Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for ten (10) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a ten (10) day period, Tenant shall not be deemed to be in default if it shall commence such cure within such period and thereafter rectify and cure said default with due diligence; or

(c) Abandonment or vacation of the Premises by Tenant (as used in this Lease with respect to the Premises, the terms “vacate” and “abandon” shall be deemed to include, without limiting the broadest meaning of those terms, the failure of Tenant to be open to the public for business in the Premises for a period of ten (10) consecutive days that the Commercial Center shall be open for business to the public unless such failure is excused or permitted under the express terms of this Lease); or

(d) Tenant or any guarantor of Tenant’s obligations under this Lease makes an assignment for the benefit of creditors, files a petition in bankruptcy, takes the benefit of any insolvency act, is dissolved, or adjudicated a bankrupt, or an involuntary petition in bankruptcy is filed by any party against Tenant or any guarantor, a receiver is appointed for Tenant’s business or its assets, or Tenant’s assets are otherwise seized by process of law.

If within any twelve (12) month period during the Term hereof, Tenant shall have failed to perform or been in default under the same Article more than two (2) times and Landlord because of such failures or defaults shall have served upon Tenant within said twelve (12) month period two (2) or more notices of any such failure or default, then any third or subsequent default under said Article within said twelve (12) month period shall be deemed a noncurable default and Landlord, in addition to all other rights and remedies it may have hereunder or at law or in equity, shall be entitled to immediate possession of the Premises.

13.2 Remedies. In the event of a Default, then in addition to any other rights or remedies Landlord may have at law or in equity, Landlord shall have the right, at Landlord’s option, without further notice or demand of any kind, to do any or all of the following without prejudice to any other remedy that Landlord may have:

13.2.1 Terminate this Lease and Tenant’s right to possession of the Premises by giving notice to Tenant. Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may re-enter the Premises and take possession thereof and expel or remove Tenant and any other party who may be occupying the Premises, or any part thereof, whereupon Tenant shall have no further claim to the Premises or under this Lease.

13.2.2 Continue this Lease in full force and effect, whether or not Tenant has vacated or abandoned the Premises, and sue upon and collect any unpaid Rent or other charges, that have or thereafter become due and payable.

13.2.3 Continue this Lease in effect, but terminate Tenant’s right to possession of the Premises and re-enter the Premises and take possession thereof, whereupon Tenant shall have no further claim to the Premises without the same constituting an acceptance of surrender.

13.2.4 In the event of any re-entry or retaking of possession by Landlord, Landlord shall have the right, but not the obligation, (a) to expel or remove Tenant and any other party who may be occupying the Premises, or any part thereof; and (b) to remove all or any part of Tenant’s or any other occupant’s property on the Premises and to place such property in storage at a public warehouse at the expense and risk of Tenant.

13.2.5 Landlord may relet the Premises without thereby avoiding or terminating this Lease (if the same has not been previously terminated), and Tenant shall remain liable for any and all Rent and other charges and expenses hereunder. For the purpose of reletting, Landlord is authorized to make such repairs or alterations to the Premises as may be necessary in the sole discretion of Landlord for the purpose of such reletting, and if a sufficient sum is not realized from such reletting (after payment of all costs and expenses of such repairs, alterations and the expense of such reletting (including, without limitation, reasonable attorney and brokerage fees) and the collection of rent accruing therefrom) each month to equal the Rent, then Tenant shall pay such deficiency each month upon demand therefor. Actions to collect such amounts may be brought from time to time, on one or more occasions, without the necessity of Landlord’s waiting until the expiration of the Term.

13.2.6 Without any further notice or demand, Landlord may enter upon the Premises, if necessary, without being liable for prosecution or claim for damages therefor, and do whatever Tenant is obligated to do under the terms of the Lease. Tenant agrees to reimburse Landlord on demand for any reasonable expenses that Landlord may incur in effecting compliance with Tenant’s obligations under the Lease. TENANT FURTHER AGREES THAT LANDLORD SHALL NOT BE LIABLE FOR ANY DAMAGES RESULTING TO TENANT FROM SUCH ACTION, UNLESS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD, BUT SUBJECT TO THE OTHER LIMITATIONS ON LANDLORD’S LIABILITY SET FORTH IN THIS LEASE). Notwithstanding anything herein to the contrary, Landlord will have no obligation to cure any Default of Tenant.

13.2.7 Landlord shall at all times have the right, without prior demand or notice except as required by Law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof, without the necessity of proving the inadequacy of any legal remedy or irreparable harm.

13.2.8 To the extent permitted by applicable Law, Landlord shall have the right, without notice to Tenant, to change or re-key all locks to entrances to the Premises, and Landlord shall have no obligation to give Tenant notice thereof or to provide Tenant with a key to the Premises.

13.2.9 The rights given to Landlord in this Article are cumulative and shall be in addition and supplemental to all other rights or remedies that Landlord may have under this Lease and under applicable Laws or in equity.

13.3 Damages. Should Landlord elect to terminate this Lease or Tenant’s right to possession under the provisions above, Landlord may recover the following damages from Tenant:

13.3.1 Past Rent. The worth at the time of the award of any unpaid Rent that had been earned at the time of termination; plus

13.3.2 Rent Prior to Award. The worth at the time of the award of the unpaid Rent that would have been earned after termination, until the time of award; plus

13.3.3 Rent After Award. The worth at the time of the award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of the rental loss that Tenant proves could have been reasonably avoided, if any; plus

13.3.4 Proximately Caused Damages. Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses (including, without limitation, reasonable attorneys’ fees), incurred by Landlord in (a) retaking possession of the Premises; (b) maintaining the Premises after Default; (c) preparing the Premises or any portion thereof for reletting to a new tenant, including, without limitation, any repairs or alterations, whether for the same or a different use; (d) reletting the Premises, including but not limited to, advertising expenses, brokers’ commissions and fees; and (e) any special concessions made to obtain a new tenant.

13.3.5 Other Damages. At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Law.

As used in subsections 14.3.1 and 14.3.2, the phrase “worth at the time of the award” shall be computed by adding interest on all such sums from the date when originally due at the Interest Rate. As used in subsection 14.3.3, the phrase “worth at the time of the award” shall be computed by discounting the sum in question at the Federal Reserve rate promulgated by the Federal Reserve office for the district in which the Commercial Center is located, plus one percent (1%). For the purposes of this Section, “Rent” for each year of the unexpired Lease Term shall be the Minimum Annual Rent and Additional Rent payable during the preceding year, together with any other continuously accruing expenses payable during the preceding year, or, if the Default occurs less than one year from the Commencement Date, an amount equal to one and one-half (1.5) times the Minimum Annual Rent plus other continuously accruing expenses.

13.4 Rent after Termination. Tenant specifically acknowledges and agrees that Landlord shall have the right to continue to collect Rent after any termination (whether said termination occurs through eviction proceedings or as a result of some other early termination pursuant to this Lease) for the remainder of the Term, less any amounts collected by Landlord from the reletting of the Premises, but in no event shall Tenant be entitled to receive any excess of any such rents collected over the Rent.

13.5 Landlord’s Lien/Security Interest. Tenant agrees that Landlord shall have a landlord’s lien, and additionally hereby separately grants to Landlord a first and prior security interest, in, on and against all personal property of Tenant from time to time situated on the Premises, which lien and security interest shall secure the payment of all rental and additional charges payable by Tenant to Landlord under the terms hereof. Tenant further agrees to execute and deliver to Landlord from time to time such financing statements and other documents as Landlord may then deem appropriate or necessary to perfect and maintain said lien and security interest, and expressly acknowledges and agrees that, in addition to all other rights and remedies Landlord may have hereunder or at law or in equity, in the event of any default of Tenant hereunder, Landlord shall have any and all rights and remedies granted a secured party under the Uniform Commercial Code then in effect in the state. If Tenant shall fail for any reason to execute any such financing statement or document within ten (10) days after Landlord’s request therefor, Landlord shall have the right to execute the same as attorney-in-fact of Tenant, coupled with an interest, for, and on behalf, and in the name of Tenant.

13.6 No Waiver. The waiver by Landlord of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent or other sum hereunder by Landlord shall not be deemed to be a waiver of any preceding breach of Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent or other sum so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent or other sum. No endorsement or statement on any check or any letter accompanying any check or payment of a lesser amount of any rent or other sum hereunder shall be deemed an accord and satisfaction, and Landlord’s acceptance of such check or lesser amount shall be on account only and without prejudice to Landlord’s right to recover the balance of such rent or other sum, none of Landlord’s rights and remedies being affected thereby. No covenant, term or condition of this Lease shall be deemed to have been waived by Landlord unless such waiver shall be in writing by Landlord.

13.7 Security Deposit. The Security Deposit set forth in Article 1, if any, shall secure the performance of the Tenant’s obligations hereunder. Landlord may, but shall not be obligated to, apply all or portions of the Security Deposit on account of Tenant’s obligations hereunder. In the event that Landlord applies all or a portion of the Security Deposit to Tenant’s obligations hereunder, Tenant shall be obligated, within 5 days of receipt of notice from Landlord, to deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the full amount stated in above. Failure to deposit such cash shall be a default under the terms of this Lease. Provided Tenant is not in default, any balance remaining upon the expiration of the Term, shall be returned to Tenant within a reasonable time period, provided the Premises are vacated in the condition required by, and otherwise in accordance with, the provisions of the Lease and specifically Article 19, and free and vacant of all of Tenant’s furniture, trade fixtures, equipment and personal property, except such personal property that Landlord has agreed in writing may remain on the Premises. Tenant shall not have the right to apply the Security Deposit in payment of the last month’s rent. No interest shall be paid by Landlord on the Security Deposit. In the event of a sale of the Commercial Center, Landlord shall have the right to transfer the Security Deposit to the purchaser, upon such transfer Landlord shall have no further liability with respect thereto, and Tenant agrees to look solely to such purchaser for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit in a segregated account, and the Security Deposit may be commingled with other funds of Landlord.

Article 14—DEFAULT BY LANDLORD

Landlord shall not be in default hereunder unless Landlord fails to perform the obligations required of Landlord within a reasonable time, but in no event later than twenty (20) days after written notice by Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than twenty (20) days are required for performance then Landlord shall not be in default if Landlord commences performance within such twenty (20) day period and thereafter diligently prosecutes the same to completion. In no event shall Tenant have the right to terminate this Lease as a result of Landlord’s default and Tenant’s remedies shall be limited to an injunction and/or damages limited to the amount of Minimum Annual Rent paid during the period of such default. Nothing herein contained shall be interpreted to mean that Tenant is excused from paying any rent due hereunder as a result of any default by Landlord.

Article 15—ATTORNEYS’ FEES

In the event that either Landlord or Tenant shall institute any action or proceeding against the other relating to the provisions of this Lease, or any default hereunder, the unsuccessful party in such action or proceeding agrees to pay to the successful party all attorneys’ fees and costs incurred therein by the successful party. Likewise, Landlord shall be entitled to all attorneys’ fees incurred in the preparation and service of any notice or demand hereunder, whether or not a legal action is subsequently commenced.

Article 16—EMINENT DOMAIN

16.1 Termination of Lease.

(a) Entire Taking: In the event the entire Premises shall be taken under the power of eminent domain, or sold under the threat of the exercise of the power of eminent domain (a “Taking”), then this Lease shall automatically terminate as of the date Tenant is required by the condemning agency to vacate (the “Date of Taking”) the Premises. All rent and other charges shall be paid through the Date of Taking.

(b) Partial Taking of Premises: In the event a portion of the Premises shall be taken (also a “Taking”) and the use thereof is materially impaired thereby, then either Landlord or Tenant shall have the right to terminate this Lease as of the Date of Taking upon giving the other written notice of such election not later than thirty (30) days from the Date of Taking. All rent and other charges shall be paid through the Date of Taking. If the use of the Premises is not materially impaired by the Taking, or if materially impaired but neither party terminates this Lease, then in either such event this Lease shall continue in full force and effect with respect to the remainder of the Premises except that, as of the Date of Taking, Minimum Annual Rent and Tenant’s Percentage Rent Sales Level shall be reduced by an amount which is equal to the proportion thereof that the area taken bears to the entire area of the Premises before the Taking, and Landlord shall, at its cost and expense, as soon as reasonably possible restore the Premises on the land remaining to a complete unit of like quality and character as existed prior to such Taking.

(c) Taking of Commercial Center: In the event an essential access to the Commercial Center or more than twenty-five (25%) percent of the ground area of the Commercial Center is taken (also a “Taking”), then Landlord shall have the right to terminate this Lease as of the Date of Taking of such portion upon giving Tenant written notice of such election not later than sixty (60) days from the Date of Taking. All rent and other charges shall be paid through the Date of Taking.

16.2 Eminent Domain Awards. Any award or payment for the Taking of all or any part of the Premises or the Commercial Center shall be the property of Landlord, whether such award or payment shall be made as a compensation for the diminution in value of any leasehold interest and/or for the Taking of the fee, and/or for severance damages. In no event shall Tenant be entitled to receive any portion of any payment or award made by a condemning authority with respect to the condemnation of the Premises or the Commercial Center, and Tenant hereby waives any and all such claims to such awards or payments.

16.3 Personal Property of Tenant. Provided Tenant is not in default at the time of the Taking of the Premises and provided that Tenant’s claim does not reduce the amount of any award or payment made to Landlord under Section 17.2, nothing in this Lease shall prevent Tenant from making a claim against the condemning authority for Tenant’s personal property taken or damaged by the condemning authority.

Article 17—SUBORDINATION; NONDISTURBANCE & ATTORNMENT

17.1 Subordination/Attornment. This Lease shall be subject and subordinate to all mortgages and deeds of trust or other encumbrances which now affect the Premises, the Commercial Center or any portion thereof, together with all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the holder or holders of any such mortgage, deed of trust or any encumbrance shall advise Landlord that it or they desire to require this Lease to be prior and superior thereto, upon written request of Landlord to Tenant, Tenant agrees to promptly execute, acknowledge and deliver any and all documents or instruments which Landlord or such lessor, holder or holders deem necessary or desirable for purposes therefor. Tenant hereby covenants that Tenant, and all persons in possession or holding under Tenant, will conform to and will not violate the terms of any matters of record as of the date of joint execution of the Lease related to the Premises. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all mortgages or deeds of trust or other encumbrances which may hereafter be executed covering the Premises and/or the Commercial Center or any portion thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advance, together with interest thereon, and subject to all of the terms and provisions thereof (so long as the beneficiary of such encumbrance agrees not to disturb Tenant’s possession of the Premises and rights under this Lease so long as Tenant is not in default of its obligations under this Lease, following all applicable notice and cure periods); and Tenant agrees, within ten (10) days after Landlord’s written request therefor, to execute, acknowledge and deliver upon request any and all additional reasonable documents or instruments requested by Landlord or necessary or proper to assure the full subordination of this Lease to any such mortgages, deeds of trust or other encumbrances. Notwithstanding anything to the contrary set forth in this subsection 18.1, Tenant shall attorn to and agrees to attorn to any person, firm or corporation purchasing or otherwise acquiring Landlord’s interest in the Premises and/or the Commercial Center or any portion thereof (so long as such party agrees not to disturb Tenant’s possession of the Premises and rights under this Lease so long as Tenant is not in default of its obligations under this Lease, following all applicable notice and cure periods), at any sale or other proceeding or pursuant to the exercise of any rights, powers, or remedies under such mortgages or deeds of trust as if such person, firm or corporation had been named as Landlord herein, it being intended hereby that, if this Lease shall be terminated, cut off, or otherwise defeated by reason of any act or actions by the owner or holder of any such mortgage or deed of trust, or the lessor under any such leasehold estate, then this Lease shall continue in full force and effect. Notwithstanding anything to the contrary contained herein, Tenant shall not be obligated to subordinate this Lease to any mortgage, deed of trust, or other lien hereinafter placed upon the Premises or the Commercial Center unless the holder of such mortgage, deed of trust or other lien delivers to Tenant a standard non-disturbance agreement.

17.2 Nondisturbance & Attornment. In the event any proceedings are brought for foreclosure, or to exercise the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease whether or not a subordination is effected by any mortgagee or beneficiary of any mortgage or deed of trust pursuant to Section 18.1 of this Article.

17.3 Notices. Tenant agrees to give any mortgagees and/or trust deed holders, by certified mail, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified, in writing, (by way of Notice of Assignment of Rents and Leases, or otherwise) of the address of such mortgagees and/or trust deed holders. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the mortgagees and/or trust deed holders shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such thirty (30) days, any mortgagee and/or trust deed holders has commenced and is diligently pursuing the remedies necessary to cure such default, (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued.

Article 18—SURRENDER OF PREMISES

Tenant shall, upon expiration or termination of the Term, surrender the Premises in good condition and repair, reasonable wear and tear excepted and shall, upon request of Landlord and at Tenant’s sole cost and expense, remove any alterations, additions, or improvements made by Tenant, designated by Landlord to be removed, and Tenant shall, forthwith and with all due diligence, at Tenant’s sole cost and expense, repair any damage to the Premises caused by such removal. Tenant shall promptly surrender all keys for the Premises at the place then fixed for payment of rent and shall inform Landlord of combinations on any locks and safes on the Premises. At the expiration or earlier termination of the Term, Tenant shall execute, acknowledge and deliver to Landlord, within five (5) days after written demand from Landlord to Tenant, any quit-claim deed or other document required by Landlord to remove the cloud of this Lease on the title to the real property upon which the Premises are situated.

Article 19—HOLDING OVER

If Tenant shall hold over after the expiration of the original Term or any applicable extension or renewal thereof, with the consent of Landlord, then Tenant shall become a tenant on a month-to-month basis upon all the terms, covenants and conditions herein specified, but exclusive of any further extension or renewal options; provided, however, that during any such hold over period, the Minimum Annual Rent payable on account thereof shall be equal to one hundred fifty percent (150%) of the Minimum Annual Rent in effect upon the date of expiration of the original Term or, as the case may be, of any applicable extension or renewal thereof in effect immediately prior to such hold over period. Landlord may give or withhold consent to any holding over by Tenant at its sole discretion.

Article 20—REIMBURSEMENT

All covenants and terms herein contained to be performed by Tenant shall be performed by it at its expense, and if Landlord shall pay any sum of money or do any act which required the payment of money by reason of the failure of Tenant to perform such covenant or term, the sum or sums of money so paid shall be considered as additional rent and shall be payable by Tenant to Landlord upon demand, together with interest at the rate of eighteen percent (18%) per annum.

Article 21—CONSENTS BY LANDLORD

Whenever under this Lease provision is made for Tenant to secure the consent or approval by Landlord, unless otherwise expressly provided to the contrary in connection with such provision, such consent or approval shall be in writing and shall not be unreasonably withheld.

Article 22—NOTICES

Any notice required or permitted under this Lease (including also any exhibits, addenda and riders attached hereto and made a part hereof) shall be in writing and shall be deemed sufficiently given or served when sent by certified mail or Federal Express to Tenant at the address of Tenant specified in Article 1 hereof and to Landlord at the addresses of Landlord specified in Article 1. Either party may by like written notice at any time designate a different address to which notices shall subsequently be sent.

Article 23—SALE OF PREMISES BY LANDLORD OR RE-LEASING

In the event of any sale or exchange of the Premises by Landlord and assignment by Landlord of this Lease, Landlord shall be and is hereby entirely relieved of all liability under all of its covenants and obligations contained in or derived from this Lease effective with the conveyance and assignment of the Premises and this Lease; and Tenant shall attorn to Landlord’s grantee or assignee. Landlord and its authorized agents and representatives shall be entitled to enter the Premises at all reasonable times for the purpose of exhibiting the same to prospective purchasers and, during the final six (6) months of the Term and any extension or renewal of the Term hereof, Landlord shall be entitled to exhibit the Premises for lease and/or for sale and to display thereon in such manner as will not unreasonably interfere with Tenant’s business the usual “For Sale” or “For Lease” signs, and such signs shall remain unmolested on the Premises.

Article 24—NO PERSONAL LIABILITY OF LANDLORD

Tenant shall look solely to Landlord’s interest in the Premises and the Commercial Center of which the Premises are a part for the satisfaction of any award, judgment or decree requiring the payment of money by Landlord based upon any default by, or other liability of, Landlord under this Lease, and no other property or assets of Landlord or of the partners of Landlord shall be subject to levy, execution or other enforcement procedures or satisfaction of any such judgment or decree.

Article 25—GRANT OF EASEMENTS

Tenant hereby consents to any and all conveyances or grants of easements upon the Premises which Landlord reasonably determines to be necessary in order to adequately provide utilities to, or ingress and egress from, the Premises, or adjoining premises, or Commercial Center.

Article 26—PARTIAL INVALIDITY

If any provision of this Lease is determined to be void by any court of competent jurisdiction, such determination shall not affect any other provision of this Lease and such other provision shall remain in full force and effect. If any provision of this Lease is capable of two constructions, one of which would render the provision void and one of which would render the provision valid, the provision shall be interpreted in the manner which would render it valid. It is the intention of the parties hereto that the covenants of this Lease be independent of each other.

Article 27—ESTOPPEL CERTIFICATE

Tenant shall, within ten (10) days of a written request from Landlord, execute and deliver to Landlord a written declaration, in form and substance as provided by Landlord, certifying that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended (except by such writings as shall be stated therein); that all conditions under this Lease to be performed by Landlord have been satisfied (if they have); that there are no defenses or setoffs against the enforcement of this Lease by Landlord, or stating those claimed by Tenant; the amount of advance rent, if any, (or none if such is the case) paid by Tenant; the date to which rent has been paid; and the amount of security deposited with Landlord. Such declaration shall be executed and delivered by Tenant from time to time as may be requested by Landlord. Landlord’s mortgage lenders and/or purchasers shall be entitled to rely upon same. Tenant’s failure to deliver such declaration within the time permitted hereby shall be conclusive upon Tenant that this Lease is in full force and effect, except to the extent any modification has been represented by Landlord, and that there are no uncured defaults in Landlord’s performance, and that not more than one months’ rent has been paid in advance.

Article 28—NO DEDICATION

In order to establish that the Commercial Center, and any portion thereof, is and will continue to remain private property, Landlord shall have unrestricted right in Landlord’s sole discretion, with respect to the entire Commercial Center and/or any portion thereof owned or controlled by Landlord, to close the same to the general public for one (1) day in each calendar year, and in connection therewith, to seal off all entrances to the Commercial Center, or any portion thereof.

Article 29—LATE PAYMENT CHARGE

Tenant hereby acknowledges that late payment by Tenant to Landlord of rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Landlord by the terms of any mortgage or deed of trust covering the Premises. Accordingly, if any installment of rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee when said amount is due, then for each day such amount is due and unpaid Tenant shall pay to Landlord a late charge equal to $20.00 per day, plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay rent and/or other charges when due hereunder. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of the late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. Tenant hereby agrees that if Tenant is subject to consecutive late charges for longer than thirty (30) days, Minimum Annual Rent for the following twelve (12) months shall automatically be adjusted to be payable quarterly, in advance, commencing upon the first day of the month following such consecutive late month and continuing for the next twelve (12) months on a quarterly basis in advance.

Article 30—MISCELLANEOUS PROVISIONS

30.1 Authority. If Tenant is a corporation or limited liability company, the persons executing this Lease on behalf of Tenant hereby covenant and warrant that Tenant is authorized to enter into this Lease; Tenant is a duly qualified corporation or limited liability company and all steps have been taken prior to the date hereof to qualify Tenant to do business in the state; that all franchise and corporate taxes have been paid to date; and that all forms, reports, fees and other documents necessary to comply with applicable laws will be filed when due.

30.2 Joint and Several Liability. If more than one person, corporation or other entity is named as Tenant in this Lease and executes the same as such, then and in such event, the word “Tenant” wherever used in this Lease is intended to refer to all such persons, corporations or other entities, and the liability of such persons, corporations or other entities for compliance with and performance of all the terms, covenants and provisions of this Lease shall be joint and several. If Tenant shall be a partnership, the liability of each and every partner thereof for compliance with and performance of all the terms, covenants and provisions of this Lease shall be joint and several, and no withdrawing partner shall be relieved of any liability hereunder as the result of any such withdrawal. If Tenant is composed in whole or in part of a husband and wife, the separate estate of each spouse as well as their community property shall be liable hereunder.

30.3 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease is and shall be considered to be the only agreement between the parties hereto and their representatives and agents. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein, and no modification of this Lease shall be effective unless the same shall be in writing and be signed by the parties hereto or, as the case may be, their respective successors or assigns. There are no other representations or warranties between the parties and all reliance with respect to representations is solely upon the representations and agreements contained in this document.

30.4 Intent—Triple Net Lease. Anything to the contrary notwithstanding contained herein or otherwise, this Lease shall be deemed to be construed as a triple net lease and any and all expenses and obligations in connection with the Commercial Center and the operation thereof not included in Tenant’s rent or other charges hereunder, except where the same are expressly the obligation of Landlord, also will be the obligation of the tenants and each tenant will be liable and obligated for its proportionate share calculated and charged in the manner set forth in Article 4.

30.5 Furnishing of Financial Statements. Within ten (10) days after request therefor from time to time by Landlord, Tenant shall furnish to Landlord (and to Landlord’s managing agent, any prospective or then existing lender, purchaser or transferee of Landlord’s interest in the Commercial Center, as well as to any parent, subsidiary, affiliate or partner of any of the foregoing) the then most current financial statement(s) of Tenant and of any guarantor of this Lease prepared in accordance with generally accepted accounting principles, consistently applied and accurately reflecting the then existing financial condition of Tenant and such guarantor (if any), together with such additional financial information as may be reasonably requested by Landlord. All such financial statements shall be kept confidential by Landlord and shall be used only for the purpose of assessing and/or verifying Tenant’s financial condition.

30.6 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Commercial Center as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Commercial Center. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall during the Term occupy any space in the Commercial Center.

30.7 Governing Law. The laws of the state wherein the Premises is located shall govern the validity, construction, performance and enforcement of this Lease. Should either party institute legal action to enforce any obligation contained herein, it is agreed that the venue of such suit or action shall be in the state wherein the Premises is located, and each party waives the right to a jury in any action, proceeding or counterclaim brought by either of them against the other on any matters whatsoever arising under this Lease. Although the printed provisions of this Lease were drawn by Landlord, this Lease shall not be construed either for or against Landlord or Tenant, but shall be interpreted in accordance with the general tenor of its language without regard to authorship.

30.8 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage, except the obligations imposed with regard to rent and other charges to be paid by Tenant pursuant to this Lease.

30.9 Cumulative Rights. The various rights, options, elections, powers and remedies contained in this Lease shall be construed as cumulative and no one of them shall be exclusive of any of the others, or of any other legal or equitable remedy which either party might otherwise have in the event of breach or default in the terms hereof, and the exercise of one right or remedy by such party shall not impair its right to any other right or remedy until all obligations imposed upon the other party have been fully performed.

30.10 Time. Time is of the essence with respect to the performance of each of the covenants and agreements contained in this Lease.

30.11 Quiet Enjoyment. Landlord agrees that Tenant, upon paying the rent and other amounts and charges owing under, and performing the covenants and conditions contained in this Lease provided such are paid or performed within applicable periods of notice or cure, shall quietly have, hold and enjoy the Premises during the Term and any extension thereof, subject to the provisions of this Lease and to all mortgagees, deeds of trust, ground or underlying leases, agreements and encumbrances to which this Lease is or may become subordinate.

30.12 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture or of any association between Landlord and Tenant, and neither the method of computation of rent nor any other provision contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

30.13 Consent of Landlord and Tenant. In the event of the failure of Landlord or Tenant to give any consent or approval required herein, if it is provided herein that any such consent or approval shall not be unreasonably withheld or delayed, the requesting party shall be entitled to seek specific performance at law and shall have such other remedies as are reserved to it under this Lease, but in no event shall Landlord or Tenant be responsible for damages to anyone for such failure to give consent or approval.

30.14 Document Review. In the event Tenant makes any request upon Landlord causing or requiring Landlord to process, review, negotiate and/or prepare (or cause to be processed, reviewed, negotiated and/or prepared) any document or documents in connection with or arising out of or as a result of this Lease, then, except as may be expressly stated elsewhere herein or in connection with Landlord’s review of Tenant’s initial construction drawings submitted in accordance with the provisions of Exhibit C, Tenant agrees to reimburse Landlord or its designee promptly upon demand therefor all of Landlord’s costs and expenses (including but not limited to attorneys’ fees) in conjunction with each such request.

30.15 Usury. Notwithstanding any provision contained herein to the contrary, if any interest rate specified in this Lease is higher than the rate then permitted by law, such interest rate specified herein shall automatically be adjusted from time to time to the maximum rate permitted by law.

30.16 No Offer. The submission of this document to Tenant for examination does not constitute an offer to lease, or a reservation of or option to lease, and becomes effective only upon execution and delivery thereof by Landlord and Tenant.

30.17 No Brokerage. Except for Landlord’s broker pursuant to Section 33.18, Tenant covenants, warrants and represents to Landlord that no conversation or negotiations were held by Tenant with any broker concerning the renting of the Premises, and Tenant represents to Landlord, and Landlord represents to Tenant, that no realtor is entitled to any commission by reason of this Lease. Tenant agrees to protect, indemnify, save and keep harmless Landlord, and Landlord agrees to protect, indemnify, save and keep harmless Tenant, against and from all liabilities, claims, losses, costs, damages and expenses, including attorneys’ fees, arising out of, resulting from or in connection with the claim by any one claiming by, through or under an agreement with them, respectively, of a commission or fee on account of this Lease or the leasing of the Premises by Tenant from Landlord.

30.18 No Dual Agency of Landlord’s Broker. In the event Landlord is represented by any person, corporation, partnership or other entity holding a real estate license in the state in which the Premises are located, Tenant hereby expressly acknowledges and agrees that (i) such licensee shall, for all purposes hereunder or at law or in equity, be acting as the sole agent of Landlord and (ii) no dual agency shall be deemed to exist or to have been created by any such licensee’s actions, statements, warranties or representations (whether verbal or written), or by any omission thereof, so that under no circumstances shall any such licensee ever be deemed in any way to be the agent of Tenant in connection with the leasing of the Premises to Tenant pursuant to the terms and provisions of this Lease. Tenant hereby expressly waives any and all claims that such dual agency exists and further acknowledges and agrees that there shall be absolutely no liability on the part of Landlord or any such agent or licensee of Landlord arising as a result of any such claim, notwithstanding any action, statement, warranty or representation of any kind (whether written or oral) to the contrary made to Tenant by such agent or licensee. For purposes of this Section, the terms “licensee” and “agent” shall be deemed to also include subagents and the employees of such licensee, agent or subagent.

30.19 Medical Waste. To the extent that Tenant generates any medical waste in the conduct of its business at the Premises, Tenant agrees that all such medical waste shall be maintained, stored, used and disposed of in full compliance with all applicable laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed and delivered this Lease as of the day and year first above written.

LANDLORD: HEADWAY PROPERTY, LLC

By: Education Property Management, LLC Its: Managing Member

By: Charter Stone Capital, LLC Its: Owner

By:	/s/ Stephanie Cusack
Stephanie Cusack

Date:	January 10, 2023 | 5:40 AM PST

TENANT:	Energy Exploration Technologies, Inc.

By:	/s/ Teague Egan
Name:	Teague Egan

Date:	January 9, 2023 | 3:03 PM PST

EXHIBIT A

LEGAL DESCRIPTION OF COMMERCIAL CENTER

ALL OF LOT 1, HEADWAY 6, ACCORDING TO THE MAP OR PLAT THEREOF, RECORDED IN VOLUME 82, PAGE 29, PLAT RECORDS, TRAVIS COUNTY, TEXAS.

EXHIBIT B

SITE PLAN SHOWING LOCATION OF PREMISES

EXHIBIT D

SIGN CRITERIA

Intentionally Omitted

EXHIBIT E

TENANT ACCEPTANCE LETTER

This declaration is hereby attached to and made part of the Lease dated            entered into by and between                 and Headway Property, LLC.

The undersigned, as Tenant, hereby confirms as of the          day of the                     ,              the following:

1.	Tenant has accepted possession of the Premises at 1624 Headway Circle, Austin, TX Suite 100 & 102.

2.	All alterations and improvements required to be performed by Landlord pursuant to the terms of the Lease to prepare the entire Premises for Tenant’s occupancy have been satisfactorily completed.

3.	As of the date hereof, Landlord has fulfilled all of its obligations under the Lease.

4.	The Lease is in full force and effect and has not been modified, altered or amended.

5.	There are no offsets or credits against Rent or Additional Rent, nor has any Rent or Additional Rent been prepaid except as provided pursuant to the Terms of the Lease.

TENANT:

By:

Its:

Date:

EXHIBIT F

EXCLUSIVES AND PROHIBITED USES

Prohibited Uses:

•	None

EXHIBIT G

INTENTIONALLY OMITTED

EXHIBIT H

GUARANTEE OF LEASE

INTENTIONALLY OMITTED

EXHIBIT I

LANDLORD WORK